Exhibit 99.1

Energy Fuels Discovers High-Grade Copper Mineralization at Its Canyon Uranium Mine

LAKEWOOD, CO, Oct. 27, 2016 /CNW/ - Energy Fuels Inc. (NYSE MKT: UUUU; TSX: EFR) ("Energy Fuels" or the "Company"), a leading producer of uranium in the United States, is pleased to report that it has discovered an extensive system of high-grade copper mineralization at its 100%-owned Canyon Mine in northern Arizona.  As previously announced, the Company is currently evaluating the Canyon deposit to expand and upgrade the uranium resources.  The Canyon Mine is the highest-grade uranium mine in the U.S., and based on uranium recovery alone, the Company expects production costs from the Canyon Mine to be competitive with the best underground uranium mines globally, including mines in Canada, based on industry-published cost estimates.  However, now that extensive high-grade copper mineralization has been discovered within the deposit – with exploration results to date averaging 8.75% Cu and one intercept hitting 5-feet of 31.69% Cu – the Company is now expanding the scope of the evaluation of the Canyon deposit to analyze recovering copper as a byproduct of uranium recovery, which has the potential to make the economics of the Canyon Mine even better.

As a part of the current evaluation, the Company is completing the production shaft to a planned depth of 1,470-feet and conducting an underground drilling program.  At the current time, the shaft is at a depth of approximately 1,250-feet, and underground drilling is currently occurring on the second of the three planned levels.  As previously announced, the Company completed a fifteen hole subsurface angled core drilling program from the 1st level that intercepted several large and high-grade areas of uranium mineralization, including 8.5-feet with an average grade of 6.88% eU3O8, 48.0-feet with an average grade of 1.02% eU3O8, and 35-feet with an average grade of 1.39% eU3O8.

The uranium grades above were calculated at that time utilizing gamma analysis.  The Company has since performed analysis on select core which has shown that five holes drilled into the middle zone of the deposit contain significant, high-grade copper mineralization.  The core from the five holes was separated into individual intercept composites, each being 4-inches in diameter and 5 to 10 feet in length (representing 313-feet of total intercept length).  Combined, all copper bearing core holes have an average grade of 8.75% Cu, including one composite that contains an average grade of 31.69% Cu.  In addition, the Company is finding small quantities of silver, zinc, and other minerals which have the potential to be recoverable as additional value-added byproducts.

The table below summarizes the data for the five copper-bearing core holes sampled thus far, along with the uranium and silver data:

Core Hole #	Length of Mineralization	Copper (% Cu)	Uranium (%U3O8)	Silver (oz/ton)
8	58-feet	12.63%	0.74%	1.72
2	105-feet	9.44%	0.17%	1.49
5	54-feet	9.25%	0.71%	1.87
3	55-feet	7.66%	0.02%	1.04
4	41-feet	2.32%	1.00%	0.67

All of these results are from the middle zone of the deposit, which is located at a depth of between 1,200-1,400 feet below surface.  The table below summarizes the data for the ten best copper intercept composites recovered to date with the corresponding uranium and silver grades in these zones:

Intercept Composite #	Composite Length	Copper (% Cu)	Uranium (%U3O8)	Silver (oz/ton)
8-334	5-feet	31.69%	3.96%	3.83
5-289	5-feet	29.97%	4.01%	6.32
2-253	5-feet	29.94%	0.07%	1.69
2-258	5-feet	29.74%	0.07%	1.47
8-364	5-feet	25.50%	0.05%	2.40
2-228	5-feet	21.36%	0.95%	1.83
8-369	5-feet	19.47%	1.18%	2.12
8-339	5-feet	19.04%	0.13%	2.25
3-225	10-feet	16.06%	0.01%	1.29
2-233	5-feet	14.42%	0.04%	1.37

All data presented in the table above were analyzed at the Company's White Mesa Mill using ICP-OES and ICP-MS, except in the case of uranium which was measured by spectrophotometric analysis following the Mill's standard quality assurance program and quality control measures.  Check samples were sent to an independent laboratory in Salt Lake City for verification analyses using ICP-OES and ICP-MS, and confirmation of results is pending.

According to a June 27, 2012 technical report prepared in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects ("NI 43-101"), the Canyon deposit contains 83,000 tons of Inferred Mineral Resources with an average grade of 0.98% eU3O8, containing 1.63 million pounds of uranium.  As reported in the Company's news release dated August 18, 2016, the current underground drilling program is further defining and delineating – and potentially expanding and upgrading – the uranium resources within the Canyon deposit.

The high-grade uranium mineralization identified in the Canyon Mine so far is located in three main zones within the deposit: an upper zone, a middle zone, and a lower zone.  The high-grade copper mineralization discovered so far is located in the middle zone.  It is evident from the foregoing results that the high-grade copper mineralization in the middle zone is found both inside and outside the areas of high-grade uranium mineralization, which suggests that the total tonnage of high grade copper resources may exceed the total tonnage of uranium resources in that zone.  The Company also has reason to believe that there is potential for copper in the upper and lower zones as well, all residing within the physical boundaries of the identified deposit.  Therefore, if copper is eventually recovered from the Canyon Mine, it is not expected to change the currently contemplated surface area disturbance, the mine depth, the mining method, or significantly increase the unit mining cost.

Due to the extensive high-grade copper mineralization encountered to date, we have expanded the scope of our next drill program to further identify, define, and delineate the copper, uranium, silver, and other mineral resources, and to determine the true width of the mineralized zones.  As such, the Company plans to complete percussion and core drilling programs on the 2nd level at the Canyon deposit during Q4-2016. The cost of the additional drilling is not expected to be significant.  The Company expects to complete an updated technical report for the Canyon deposit, in accordance with NI 43-101, in the first quarter of 2017, updating the uranium resources and adding any copper resources, other exploration results, or if applicable, other potentially resources.

Copper has been recovered as a byproduct at a number of uranium mills in the western United States in the past, and BHP Billiton's Olympic Dam mine in Australia currently recovers copper and a uranium byproduct.  As previously announced on September 12, 2016, the Company has engaged a team of metallurgical experts to complete a comprehensive review of all of the Company's processing operations as a part of our optimization program.  This review will include an evaluation of the potential for recovering copper utilizing existing circuitry at the Company's White Mesa Mill located in southeast Utah.

Stephen P. Antony, President and CEO of Energy Fuels stated: "The preliminary drilling results showing an extensive system of high-grade copper mineralization at the Canyon Mine are very exciting for Energy Fuels.  We have long known that similar deposits in northern Arizona contain copper.  However, the average grades in the five holes sampled thus far, with a total grade of nearly 9% copper and one intercept hitting copper grades over 31%, has far exceeded expectations based on past historical results at other mines in the region.  These are remarkable copper grades that one may only encounter a couple of times in a mining career.  Even though the Canyon deposit is relatively small compared to other global mines, these grades are world-class.  These results also have the potential to significantly improve the economics of the Canyon Mine, which is vitally important in today's weak uranium market.  As a result, we intend to continue to evaluate the Canyon deposit, complete the shaft, perform additional core drilling, and optimize the potential of this exciting high-grade deposit."

About Energy Fuels:  Energy Fuels is a leading integrated US-based uranium mining company, supplying U3O8 to major nuclear utilities.  Energy Fuels holds three of America's key uranium production centers, the White Mesa Mill in Utah, the Nichols Ranch Processing Facility in Wyoming, and the Alta Mesa Project in Texas.  The White Mesa Mill is the only conventional uranium mill operating in the U.S. today and has a licensed capacity of over 8 million pounds of U3O8 per year.  The Nichols Ranch Processing Facility is an ISR production center with a licensed capacity of 2 million pounds of U3O8 per year.  Alta Mesa is an ISR production center currently on care and maintenance.  Energy Fuels also has the largest NI 43-101 compliant uranium resource portfolio in the U.S. among producers, and uranium mining projects located in a number of Western U.S. states, including one producing ISR project, mines on standby, and mineral properties in various stages of permitting and development.  The Company also produces vanadium as a co-product of its uranium production from certain of its mines on the Colorado Plateau, as market conditions warrant.  The Company's common shares are listed on the NYSE MKT under the trading symbol "UUUU", and on the Toronto Stock Exchange under the trading symbol "EFR".

Stephen P. Antony, P.E., President & CEO of Energy Fuels, is a Qualified Person as defined by Canadian National Instrument 43-101 and has reviewed and approved the technical disclosure contained in this news release, including sampling, analytical, and test data underlying such disclosure

Cautionary Note Regarding Forward-Looking Statements:  Certain information contained in this news release, including any information relating to:  the Company being a leading producer of uranium in the U.S.; the Canyon mine being the highest-grade uranium mine in the United States; the expected production costs of the Canyon mine being competitive with the best uranium mines globally; the expected average grade of copper and quantities of copper at the Canyon mine; the success of shaft sinking activities at the Canyon mine; the ability of the Company through its current or future evaluations to expand or upgrade uranium or copper mineralization at the Canyon mine; the ability of the Company to successfully recover copper as a byproduct of uranium recovery at its White Mesa mill; the potential that copper recoveries could make the economics at the Canyon mine better; the expectation that the surface area disturbance, mine depth or mining method will not change and that expected unit mining costs will not significantly increase; and any other statements regarding Energy Fuels' future expectations, beliefs, goals or prospects; constitute forward-looking information within the meaning of applicable securities legislation (collectively, "forward-looking statements").  All statements in this news release that are not statements of historical fact (including statements containing the words "expects", "does not expect", "plans", "anticipates", "does not anticipate", "believes", "intends", "estimates", "projects", "potential", "scheduled", "forecast", "budget" and similar expressions) should be considered forward-looking statements.  All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond Energy Fuels' ability to control or predict.  A number of important factors could cause actual results or events to differ materially from those indicated or implied by such forward-looking statements, including without limitation factors relating to: the Company being a leading producer of uranium in the U.S.; the Canyon mine being the highest-grade uranium mine in the United States; the expected production costs of the Canyon mine being competitive with the best uranium mines globally; the expected average grade of copper and quantities of copper at the Canyon mine; the success of shaft sinking activities at the Canyon mine; the ability of the Company through its current or future evaluations to expand or upgrade uranium or copper mineralization at the Canyon mine; the ability of the Company to successfully recover copper as a byproduct of uranium recovery at its White Mesa mill; the potential that copper recoveries could make the economics at the Canyon mine better; the expectation that the surface area disturbance, mine depth or mining method will not change and that expected unit mining costs will not significantly increase; and other risk factors as described in Energy Fuels' most recent annual report on Form 10-K and quarterly financial reports.  Energy Fuels assumes no obligation to update the information in this communication, except as otherwise required by law.  Additional information identifying risks and uncertainties is contained in Energy Fuels' filings with the various securities commissions which are available online at www.sec.gov and www.sedar.com.  Forward-looking statements are provided for the purpose of providing information about the current expectations, beliefs and plans of the management of Energy Fuels relating to the future.  Readers are cautioned that such statements may not be appropriate for other purposes.  Readers are also cautioned not to place undue reliance on these forward-looking statements, that speak only as of the date hereof.

Cautionary note to United States investors concerning estimates of measured, indicated and inferred resources.  This news release contains certain disclosure that has been prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of U.S. securities laws.  Unless otherwise indicated, all reserve and resource estimates included in this news release have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum ("CIM") classification system.  Canadian standards, including NI 43-101, differ significantly from the requirements of U.S. securities laws, and reserve and resource information contained in this news release may not be comparable to similar information disclosed by companies reporting only under U.S. standards.  In particular, the term "resource" does not equate to the term "reserve" under SEC Industry Guide 7.  United States investors are cautioned not to assume that all or any of Measured or Indicated Mineral Resources will ever be converted into mineral reserves.  Investors are cautioned not to assume that all or any part of an "Inferred Mineral Resource" exists or is economically or legally minable.  Energy Fuels does not hold any Reserves as that term is defined by SEC Industry Guide 7.  Please refer to the section entitled "Cautionary Note to United States Investors Concerning Disclosure of Mineral Resources" in the Company's Annual Report on Form 10-K dated March 15, 2016 for further details.

SOURCE Energy Fuels Inc.

%CIK: 0001385849

For further information: Energy Fuels Inc.: Curtis Moore - VP - Marketing & Corporate Development, (303) 974-2140 or Toll free: (888) 864-2125, investorinfo@energyfuels.com, www.energyfuels.com

CO: Energy Fuels Inc.

CNW 07:25e 27-OCT-16